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                                                                    Exhibit 99.2

                                Contact: David T. Lanzillo
                                                  Corning Consumer Products
                                                  (607) 377-8259
                                                  lanzillodt@ccpci.com

                                                  Anthony P. Deasey
                                                  Chief Financial Officer
                                                  Corning Consumer Products
                                                  (607) 377-8005

                                                  Don DeNovellis
                                                  Chief Financial Officer
                                                  EKCO Group, Inc.
                                                  (603) 888-1212


          CORNING CONSUMER PRODUCTS COMPANY TO ACQUIRE EKCO GROUP, INC.

         Elmira, NY, and Nashua, NH, August 5, 1999 - Corning Consumer Products Company and EKCO Group, Inc. (AMEX:EKO) today announced the signing of a definitive merger agreement for CCPC Acquisition Corp. (the parent of Corning Consumer Products) to acquire EKCO Group for $7.00 per share in cash in a transaction valued at approximately $300 million, including the assumption of debt. The per-share price represents a 56 percent premium over EKCO Group's closing price of $4.50 per share in American Stock Exchange trading on August 4, 1999.
         The transaction provides for an all-cash tender offer by CCPC Acquisition for all of the EKCO Group shares outstanding to commence within five business days. The agreement has been approved by the Board of Directors of EKCO Group. The tender offer is expected to close by September 10, unless extended, and is subject to the valid tender of at least a majority of the outstanding EKCO Group shares on a fully diluted basis, and to customary government filings and other customary conditions.

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          "EKCO Group's metal bakeware brands, which include EKCO(R), Baker's
Secret(R) and FARBERWARE(R) products, hold the number one position in this category," said Peter F. Campanella, President and Chief Executive Officer of Corning Consumer Products, "just as we are the leader in glass and ceramic ovenware and bakeware with Corningware(R) and Pyrex(R) brands. We are delighted to be adding the EKCO(R) kitchen tool line as well, which is an excellent complement to the premium OXO(R) line of kitchen tools that we will be gaining as part of our pending General Housewares acquisition announced just three days ago.
         "Corning Consumer Products will soon be offering consumers a broader range of branded kitchen housewares products," Campanella continued, "and we will be selling through a wider range of houseware retailers as well."

         Malcolm L. Sherman, Chairman and Chief Executive Officer of EKCO Group, added, "Through this transaction, we are pleased to be delivering significant value to our shareholders. We believe that the prospects for the combined businesses are exceptional. Corning Consumer Products has an excellent reputation for producing high quality products with a strong portfolio of brand names, which complements EKCO Group's family of powerful brands that are some of the most widely recognized household names in the country. We are confident that an organization of Corning Consumer's caliber will continue to develop the brands we have worked so hard to build, as well as provide our employees with significant opportunities for professional advancement."

         Corning Consumer Products Company has been an affiliate of Borden, Inc. and a member of the Borden Family of Companies since April 1998. Each member of the Borden Family is privately owned by its own management and by affiliates of the investment firm Kohlberg Kravis Roberts & Co. Borden, Inc. provides significant management and financial control across the family.

         "When Corning Consumer Products joined the Borden Family of Companies, I stated that the vision for Corning Consumer included building a broader business in kitchen housewares," said C. Robert Kidder, Chairman and Chief Executive Officer of Borden, Inc. "The acquisitions of EKCO Group and

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General Housewares are key steps in that direction and will enhance Corning
Consumer's ability to serve both consumers and retailers."

         The tender offer for EKCO Group shares will be made only through definitive tender offer documents, which will be filed with the Securities and Exchange Commission and mailed to the stockholders of EKCO Group. Following the completion of the tender offer, it is contemplated that the holders of any then-outstanding common shares will receive, in a second-step merger, the same $7.00 per share cash consideration as holders will receive in the tender offer. EKCO Group was advised in the transaction by Lehman Brothers and Corning Consumer and Borden were advised by Goldman Sachs.

         EKCO Group, Inc. is a leading manufacturer and marketer of branded consumer products that are broadly marketed primarily through major mass merchant, supermarket, home, hardware, specialty and department stores. The Company's products include household items such as bakeware, kitchenware, pantryware, brooms, brushes and mops, as well as nonpoisonous and low-toxic household pest control products and small animal care and control products. In addition, the Company also markets pet supplies and accessories, such as ropes, chews, collars and leashes, through its subsidiary, Aspen Pet Products. EKCO Group, headquartered in Nashua, New Hampshire, posted sales of $328 million in fiscal 1998 and employs approximately 1,150 people.

         Corning Consumer Products Company, headquartered in Elmira, N.Y., markets housewares products under the Corningware(R), Corelle(R), Revere(R), Pyrex(R) and Visions(R) brand names. The company posted sales of $533 million in 1998, employs approximately 3,000 people and has facilities in Asia, Australia, Latin America and the United States.

         On August 2, Corning Consumer Products announced a definitive merger agreement providing for the acquisition of General Housewares Corp., a leading producer of kitchen and other household products, in a $145 million transaction.

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EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN
THIS PRESS RELEASE, [INCLUDING BUT NOT LIMITED TO THE COMPANY'S PROJECTIONS OF FINANCIAL RESULTS FOR THE SECOND HALF OF FISCAL 1999 AND FOR THE FULL YEAR], ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF
SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. SUCH STATEMENTS, [INCLUDING THE COMPANY'S CURRENT EXPECTATIONS REGARDING FUTURE FINANCIAL RESULTS], ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS AND ARE SUBJECT TO A NUMBER OF FACTORS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN
THE FORWARD-LOOKING STATEMENTS. SUCH FACTORS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO: THE IMPACT OF THE LEVEL OF THE COMPANY'S INDEBTEDNESS; RESTRICTIVE COVENANTS CONTAINED IN THE COMPANY'S VARIOUS DEBT DOCUMENTS; GENERAL ECONOMIC CONDITIONS AND CONDITIONS IN THE RETAIL ENVIRONMENT; THE COMPANY'S DEPENDENCE ON A FEW LARGE CUSTOMERS; PRICE FLUCTUATIONS IN THE RAW MATERIALS
USED BY THE COMPANY; COMPETITIVE CONDITIONS IN THE COMPANY'S MARKETS; THE TIMELY INTRODUCTION OF NEW PRODUCTS AND COSTS ASSOCIATED THEREWITH; THE IMPACT OF COMPETITIVE PRODUCTS AND PRICING; CERTAIN ASSUMPTIONS RELATED TO CONSUMER PURCHASING PATTERNS; THE SEASONAL NATURE OF THE COMPANY'S BUSINESS; THE TIMELY IMPLEMENTATION BY THE COMPANY OF ITS YEAR 2000 PROJECT, THE FUTURE COSTS ASSOCIATED WITH ITS YEAR 2000 PROJECT AND THE TIMELY CONVERSION BY KEY VENDORS, CUSTOMERS, SUPPLIERS AND OTHER THIRD PARTIES ON WHICH THE COMPANY'S BUSINESS RELIES; AND THE IMPACT OF FEDERAL, STATE AND LOCAL ENVIRONMENTAL REQUIREMENTS (INCLUDING THE IMPACT OF CURRENT OR FUTURE ENVIRONMENTAL CLAIMS AGAINST THE COMPANY). AS A RESULT, THE COMPANY'S RESULTS MAY FLUCTUATE. ADDITIONAL INFORMATION CONCERNING RISK FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS IS CONTAINED
IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE FORWARD-LOOKING STATEMENTS REPRESENT THE COMPANY'S BEST ESTIMATES AS OF THE DATE OF THIS PRESS RELEASE. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE SUCH
ESTIMATES EXCEPT AS REQUIRED BY THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION. FARBERWARE(R) IS A REGISTERED TRADEMARK OF FARBERWARE, INC.(R).



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FOR MORE INFORMATION REGARDING EKCO GROUP, PLEASE CONTACT:
MORGEN-WALKE ASSOCIATES
212-850-5600

INVESTOR CONTACT:                                    PRESS RELATIONS:
STACEY BIBI, CAROLINE EUSTACE                        MICHAEL MCMULLAN/STACY ROTH